FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) to the EMPLOYMENT AGREEMENT effective January 21, 2014, by and between Crestwood Operations LLC (“the Employer”) and William C. Gautreaux (“Employee”), is made and entered into as of May 27, 2015 (the “Amendment Date”).

W I T N E S S E T H

WHEREAS, Employer and Employee are parties to that certain Employment Agreement effective as of January 21, 2014 (the “Employment Agreement”);

WHEREAS, Employee has entered into Restricted Unit Award Agreements (“Award Agreements”) with Employer or its affiliates that awarded Employee restricted units under the Crestwood Equity Partners LP Long Term Incentive Plan (“CEQP”) and the Crestwood Midstream Partners LP Long Term Incentive Plan (“CMLP”) (collectively, “the Plans”) and that provide for full vesting of the units upon Employee’s termination of employment for Employee Cause, as that term is defined in the Award Agreements.

WHEREAS, effective June 1, 2015 (the “Effective Date”), certain corporate restructuring events will occur with Employer that, under Section 3.3(a)(i) of the Employment Agreement and in the Award Agreements, constitute Employee Cause and entitle Employee to terminate the Employment Agreement and receive the benefits described in Section 3.3(b) of the Employment Agreement and the full vesting of restricted units described in the Award Agreements;

WHEREAS, in exchange for the covenants and promises from the Employer set forth below, Employee desires to continue performing under the Employment Agreement without waiving and in fact preserving Employee’s right to receive the benefits described in Section 3.3(b) of the Employment Agreement and the full vesting of restricted units described in the Award Agreements; and

WHEREAS, the parties wish to amend the Employment Agreement to reflect certain changes to be made with respect to the terms and conditions of Employee’s employment.

NOW THEREFORE, in consideration of the mutual covenants set forth in this First Amendment and the Employment Agreement, the Employer and Employee agree as follows:

Amendments to Employment Agreement

1. Effective as of the Effective Date, Section 1.2 of the Employment Agreement is hereby amended by revising Section 1.2 in its entirety, to be and read as follows:

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1.2 Beginning as of the Effective Date, Employee shall be employed as Senior Vice President and Chief Marketing Officer of Employer, and President of Crestwood Services. Employee shall also serve in such other executive capacities as may be reasonably requested from time to time by Employer or the Board of Directors (the “Board”) of the Employer, and shall report directly to the Chief Executive Officer of the Employer. Employee’s duties shall include being responsible for the Employer’s Kansas City office, including, but not limited to, decision-making authority over the operations, which shall include without limitation shared-services functions such as Environment, Safety, Regulatory, Human Resources, Project Management, Insurance, Supply Chain, and over management and budgets of the Kansas City office and Crestwood Services, including all crude and natural gas liquids marketing and all natural gas liquids operations. Notwithstanding the foregoing, to the extent centralized shared services exist within the Pipeline Services Group, Crestwood Services will have the right to use those services on a fee-based basis and Crestwood Services will not unreasonably avoid or decline to use those shared services. Employee agrees to perform diligently and to the best of Employee’s abilities, and in a trustworthy, competent, businesslike, and efficient manner, the duties and services pertaining to any such position as reasonably determined by Employer, as well as such additional or different duties and services that Employee from time to time may be reasonably directed to perform by Employer. Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer, including the representation of Employer in civic and community leadership roles.

2. As a retention payment to Employee and to induce Employee to agree to the terms and conditions of the Employment Agreement as amended hereby, Employer will pay to Employee $288,187.50 on or before May 29, 2015.

3. Effective as of the Amendment Date, the final four sentences of Section 2.1 of the Employment Agreement are hereby amended to be replaced by and read as follows:

Thereafter, the target annual bonus for Employee will be equal to 90% of Employee’s Base Salary and shall be subject to such terms and conditions as are established by the Board (including, if applicable, its Compensation Committee) for awards of annual bonuses made to similarly situated executives of the Employer. Employee must be employed by Employer at the time a Bonus is declared as a condition of receiving any such Bonus.

4. Effective as of the Amendment Date, the final two sentences of Section 2.2 of the Employment Agreement are hereby amended to be replaced by and read as follows:

Thereafter, the target grant level for Employee will be equal to 175% of Employee’s Base Salary, provided such grants shall be made at the discretion of the Board. Equity awards granted to Employee under the foregoing plans shall include provisions that provide for accelerated vesting in the event of a Change in Control, upon termination of Employee’s employment by the Employer without Cause, or upon Employee’s resignation with Employee Cause (for purposes of this Section 2.2 only, each of “Change in Control,” “Cause” and “Employee Cause” to be as such terms are defined in the respective award agreements).

5. The Employer and Employee acknowledge and agree that as the result of a corporate restructuring effective on the Effective Date, Employee Cause exists as that term is defined in Section 3.3(a)(i) of the Employment Agreement and the Award Agreements. The Employer and Employee agree that Employee will not invoke these provisions, but shall be permitted to submit a notice of resignation at any time during the period commencing on the Effective Date provided, however, that any such resignation shall not be effective until (i) sixty (60) days after written notice of resignation has been delivered to the Employer or the effective date of a sale or any change of control or ownership in Crestwood Services or any other business of Employer that Employee is managing, whichever occurs earlier, and (ii) Employee works diligently and reasonably during the 60-day period to attempt to locate and hire a successor and to transition his duties to such successor. Employee may submit a notice of resignation for any reason, including, without limitation, because of or in connection with the actual or anticipated sale or any change of control or ownership in Crestwood Services or any other business of Employer that Employee is managing. Employer hereby waives the notice requirements set forth in the last sentence of Section 3.3(a)(i) and the provisions in the Award Agreements related to Employee Cause. In the event Employee resigns as provided in the preceding sentence, Employee shall be entitled to receive the Severance Benefits provided in Section 3.3(b) of the Employment Agreement and the full vesting of restricted units under the Award Agreements as though Employee had resigned for Employee Cause. By entering into this First Amendment, Employee does not in any way waive the existence of Employee Cause, as defined in Section 3.3(a)(i) of the Employment Agreement and the Award Agreements and as a result of the aforementioned corporate restructuring, or any rights of Employee associated with such Employee Cause, including, but not limited to, the Severance Benefits set forth in Section 3.3(b) of the Employment Agreement of full vesting of restricted units under the Award Agreements.

6. Effective as of the Amendment Date, the second sentence in Section 4.1 of the Employment Agreement is hereby amended to be and read as follows:

Therefore, in exchange for the consideration specified herein and as a material incentive for Employer to enter into this Agreement, and to enforce Employee’s obligations regarding confidentiality pursuant to Section 4.5 hereof, Employee hereby agrees that during the term of Employee’s employment hereunder (including any period of employment in which Employee has reduced or altered duties pursuant to Section 3.7) and, in the event of a termination of Employee’s employment pursuant to Section 3.3 (Good Leaver Termination), for a period of twelve (12) months following the Termination Date (the “Non-Compete Period”), Employee shall not, within fifty (50) miles of any location in North America where Employer or any Related Entity has crude or natural gas liquids operations, act or engage in material competition with the activities or plans of Employer or any Related Entity as they exist up to the time of Employee’s termination of employment.

7. Effective as of the Amendment Date, the definition of “Non-Solicitation Period” set forth in Section 4.2 of the Employment Agreement is hereby amended to be and read as follows: “a period of twelve (12) months following the Termination Date.”

8. The Employment Agreement remains and continues in full force and effect in accordance with the provisions thereof, as amended by this First Amendment, and the Employment Agreement as amended shall be read and taken and construed as one and the same instrument.

9. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment effective as of the Amendment Date.

COMPANY:

CRESTWOOD OPERATIONS LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chief Executive Officer

EMPLOYEE:

/s/ William C. Gautreaux
William C. Gautreaux

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